EXHIBIT 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release ("Agreement") is a contract entered into between EI Paso Electric Company, a Texas corporation (the "Company"), and Gary R. Hedrick ("Officer"), and is effective as of May 18, 2007 (the “Effective Date”) unless revoked by Officer within seven (7) days following its execution by Officer.

WHEREAS, Officer has been a valued employee of the Company for nearly 30 years, including its President and Chief Executive Officer for the last six and one-half years, and continues to be recognized as a leading figure in the communities served by the Company; and

WHEREAS, the Company and Officer have reached an accord regarding the financial and other aspects of Officer’s separation from employment; and

WHEREAS, the Company and Officer desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises and agreements hereinafter set forth, the Company and Officer agree as follows:

1. Separation. Officer agrees that his employment as President and Chief Executive Officer of the Company and, except as set forth in the next sentence, all other positions which Officer holds with the Company, its subsidiaries, and affiliates, ceased at 5:00 p.m. on the Effective Date. Officer will continue to serve on the Board of Directors but will resign from the Executive Committee, effective immediately. Except as provided in this Agreement, Officer agrees not to seek reemployment with the Company, its subsidiaries, and affiliates, and no payments made to Officer under the terms of this Agreement shall be construed as a continuation of Officer's employment with the Company. This provision does not prohibit Officer from working for the Company at the Company’s request.

2. Payments to Officer; Consulting Obligation. The Company agrees to make a one-time settlement payment of $1,791,224 as soon as practicable following the Effective Date and, in addition, will pay a severance to Officer as follows: (a) one payment of $11,739.13 on May 31, 2007; (b) seven payments of $30,000 on the last business day of each month from June through December 2007; and (c) twenty-two payments of $20,852 on the last business day of each month from January 2008 through October 2009 (in each case, less deductions for applicable federal, state, and local taxes, all and in each instance in accordance with the payment practices of the Company); provided, however, that as conditions precedent to any entitlement to any payment under this Section 2, Officer must (i) execute and deliver this Agreement to the Company, (ii) not revoke or otherwise withdraw his acceptance of this Agreement for a period of seven (7) days following such delivery of this Agreement, and (iii) not be in breach or default of any provision of this Agreement; and provided further, payments otherwise due under this

Section 2 or Section 3(b)(ii) within the six-month period following the Effective Date shall be paid in a lump sum cash payment within five (5) business days following the six-month anniversary of the Effective Date. As additional consideration for such payments, through October 31, 2009, Officer agrees to be available at reasonable times (following adequate notice) as required to provide consulting services, including regulatory advice or meetings with regulators, testimony and/or service on civic and charitable boards, upon the Company's request, with respect to matters within the scope of Officer's duties and responsibilities during employment. Officer agrees that the payments pursuant to this Section 2 are in lieu of fees payable to him for service on the Board, and he waives all Director fees (including any grants of options or restricted shares) otherwise payable through the term of this Agreement.

3. Other Benefits.

(a) Officer is a participant in the Company’s Retirement Income Plan for Employees (“RIP”) and Excess Benefit Plan (“EBP”). Nothing in this Agreement shall affect Officer’s rights (as such exist immediately prior to 5:00 p.m. on the Effective Date) under the RIP and EBP.

(b) (i) The Company shall pay Officer on the Effective Date or as soon thereafter as practicable a cash lump sum of $199,665.22 for unused hours of “Current PTO,” “New PTO” and “Old PTO”, which represent hours worked and “banked” in accordance with the Company’s policies, subject to deductions for applicable federal, state, and/or local taxes.

(ii) Officer may elect to continue, at the Company’s expense, health care, medical and dental benefit coverage under and in accordance with the provisions of the Company's Employee Welfare Benefit Plan, the Consolidated Omnibus Budget Reconciliation Act of 1996 ("COBRA"), and Section 4980B of the Internal Revenue Code (the “Code”) through October 31, 2009 (or, if Officer is no longer eligible for COBRA prior to such date other than because he becomes eligible under another employer’s health plan, Company will pay an amount equal to the premiums paid under COBRA through such date), and thereafter as permitted by applicable law and regulations, pursuant to the terms provided other retirees of the Company, at his own expense.

(iii) Officer is also entitled to all amounts, if any, accrued by and vested in Officer as of the Effective Date, under and in accordance with the El Paso Electric Company Savings Plan ("401(k) Plan").

(iv) Company agrees to make available to Officer at no cost through November 30, 2007 an office (at a location in El Paso acceptable to the Company) with secretarial assistance and telecommunications services.

(v) Except as otherwise provided in this Agreement, Officer's participation in any and all other benefit and compensation plans and arrangements of the Company (including, without limitation, accident and disability insurance programs and life insurance) are deemed by both parties to have ceased on the Effective Date, other than such plans, if any, afforded to all other retirees of the Company.

4. Releases.

(a) Officer agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Officer has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date of execution of this Agreement (hereinafter "Officer Claims"). Officer agrees that this Agreement specifically covers, but is not limited to, any and all Officer Claims which Officer has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Officer's employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Officer's rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code. Notwithstanding the foregoing, Officer does not waive any right he may have to enforce this Agreement.

(b) The Company agrees to release Officer from any and all claims, causes of action, or liabilities of the Company against Officer arising under and relating to Officer's acts or omissions occurring on or before the Effective Date in the course, scope and duties of Officer's employment with the Company; provided however, this release shall not apply to any claim, cause of action, or liability arising from any breach of fiduciary duty, gross negligence, willful misconduct or intentional tort by Officer or any act or omission which improperly benefited Officer personally. Notwithstanding the foregoing, the Company does not waive any right it may have to enforce this Agreement, and Officer does not waive any right he may have to indemnification by the Company as provided under the Company’s Bylaws or applicable law.

(c) This Agreement constitutes a general release and is not an admission of liability by either party. The Company and any other persons released have denied liability, and the Company has agreed to pay the consideration set forth herein merely to avoid disputes or litigation and in an effort to ease the economic impact of Officer's separation from employment. To the extent any claims against the Company have not been released by this Agreement, Officer assigns those claims to the Company. Notwithstanding the foregoing, Officer does not waive any right he may have to enforce this Agreement.

5. Confidentiality; No Disparagement; No Adverse Positions.

(a) Officer agrees not to cause or participate in the publication of any information concerning the facts underlying the cessation of Officer's employment with the Company or the terms and conditions of this Agreement to any person or entity, except as required by law or legal process. This provision shall not prevent Officer from disclosing such information to Officer's immediate family or to Officer's legal counsel and accountants in order to obtain professional advice; provided that each are advised as to and agree to observe the confidentiality of such information. Officer acknowledges that he has reviewed a copy of the press release (and related SEC Form 8-K) to be issued in connection with his separation from employment.

(b) Officer agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company its subsidiaries, affiliates, successors or their respective officers, directors, employees, businesses or reputations. Officer does not waive any obligation to testify truthfully regarding matters involving the Company if required by law or legal process.

(c) The Company agrees that it shall not, and shall not authorize any officer, agent, employee, or other representative of the Company to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, concerning Officer's performance of his duties while employed by the Company (other than the Company's employees with a need to know, legal counsel and accountants, or, if necessary, in any litigation involving the Company or by filing a copy of this Agreement pursuant to the requirements of the Securities Exchange Act of 1934, as amended, or as otherwise required by law), or in connection therewith take any action which may, directly or indirectly, in any way disparage or be damaging to Officer. The Company does not waive its obligation, or that of its employees and agents, to testify truthfully as required by law or legal process. Officer acknowledges that the Company will be required to file a copy of this Agreement with the SEC pursuant to the Securities Exchange Act of 1934.

(d) Officer agrees that until October 31, 2009, Officer shall not, without the prior written consent of the Board, directly or indirectly, and whether as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person or organization, do any of the following:

(i) carry on a business in which the Company is engaged in its service area in Texas and New Mexico;

(ii) interfere with the business of the Company or hold any position or accept any engagement that may require him to take a position adverse to that of the Company in any matter;

(iii) induce any employee, customer or supplier of the Company to terminate its relationship with the Company;

provided that nothing herein shall limit Officer’s right to hold a passive investment of not more than 1% of the equity securities of any corporation that is listed on a national securities exchange.

(e) Officer specifically acknowledges and agrees that if he fails to comply with any of the covenants contained in this Section 5, (i) he shall forfeit any amounts due under Section 2 of this Agreement not previously paid, and (ii) he shall repay to the Company any amounts previously paid under Section 2 and 3 of this Agreement.

6. Taxes. Officer agrees to be solely and fully responsible for satisfying any federal, state, or local income tax liability that may be assessed against Officer as a result of any payments tendered by the Company pursuant to this Agreement or as a result of the exercise of Officer’s vested stock options or the termination of restrictions on the sale or transfer of any restricted shares. Officer acknowledges the Company has provided no legal or other advice to him concerning the tax consequences, if any, of the payments made under this Agreement.

7. Proprietary Information. Officer acknowledges that the Company's and its affiliates' trade secrets, information concerning legislation, regulation, tax, litigation, labor, securities, customers, employees, facilities, products and their development, technical information, marketing, investment, and sales activities and procedures, promotion and pricing techniques, credit and financial data, and other information concerning the Company or its affiliates and any information of third parties made available to the Company, its subsidiaries, or affiliates (the "Proprietary Information") are valuable, special, and unique assets of the Company and its affiliates, access to and knowledge of which have been gained by virtue of Officer's position and involvement with the Company and its affiliates. Officer agrees that all Proprietary Information obtained by Officer as a result of any such position or involvement shall be considered confidential. In recognition of such fact, Officer agrees that Officer will not disclose any such Proprietary Information to any person or other entity for any reason or purpose whatsoever, and that Officer will not make use of any Proprietary Information for his own purposes or for the benefit of any person or other entity.

8. Remedies. Officer agrees that, in addition to any other remedy at law or in equity that Company may have upon a material breach of this Agreement, Officer shall refund the amount of all payments received from Company under Section 2 and shall forfeit his right to receive any future payments under Section 2. In addition, Officer acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7(b) would be inadequate and, in recognition of this fact, Officer agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction and any other equitable remedy which may then be available.

9. Entire Agreement, Amendment. This Agreement shall supercede any and all existing agreements between Officer and the Company or any of its affiliates relating to the terms of Officer's employment, and contains the entire understanding of the parties with respect to the termination of Officer's employment. It may not be altered, modified, or amended except by a written agreement signed by both parties hereto.

10. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement

11. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns.

13. Attorneys' Fees. If legal or equitable action is filed to enforce the terms of this Agreement, the prevailing party shall be entitled to court costs, collection costs, and reasonable attorneys' fees in addition to any other relief to which the party may be entitled.

14. Acknowledgement. Officer acknowledges that Officer has carefully read this Agreement, fully understands and accepts all of its provisions. Officer further acknowledges that Officer has been provided a full opportunity to review and reflect on the terms of this Agreement, has been advised by Company to seek the advice of legal counsel of Officer's choice, and signs the Agreement voluntarily, of his own free will, and has signed an acknowledgement (Exhibit A, fully incorporated herein by this reference) to that effect.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its conflicts of law or choice of laws rules.

16. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date and year first above written.

/s/ Gary R. Hedrick
Gary R. Hedrick

May 11, 2007
Date of Execution

EL PASO ELECTRIC COMPANY

By: /s/ Michael K. Parks
Name: Michael K. Parks
Title: Vice Chairman

May 11, 2007
Date of Execution

EXHIBIT A

ACKNOWLEDGEMENT

I acknowledge that I am allowed twenty-one (21) days to review and consider the Employment Separation Agreement and Release ("Agreement") attached hereto. I have also been advised verbally and by this writing of my right to consult with an attorney prior to executing this Agreement. I understand that by signing the Agreement, I am voluntarily relinquishing, in exchange for the benefits and consideration listed in the Agreement, my past and present right to bring any claim, including those under the Civil Rights Act of 1964, 42 U.S.C §2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Texas Labor Code, and any other equivalent federal or state laws or statutes, against El Paso Electric Company. I do not waive any claims that may arise after the Effective Date of the Agreement. I am further aware that even if I sign the Agreement, I may revoke the Agreement for a period of seven (7) days following the day I sign the Agreement, and the Agreement shall not be effective or enforceable until the revocation period has expired.

/s/ Gary R. Hedrick
Gary R. Hedrick

May 11, 2007
Date of Receipt